CytoDyn Elects New President and CEO


Santa Fe, NM -- [DATE SLUG] -- The Board of Directors of CytoDyn, Inc. (Pink Sheet:CYDY) has elected current director Kenneth J Van Ness President and CEO. Mr. Van Ness succeeds Allen D Allen, current Chairman, President and CEO. Mr. Allen will remain Chairman.

"I am honored to become President and CEO and to help move CytoDyn forward in its evolution and development." said Mr. Van Ness. "The shareholders need to be proud of what CytoDyn and Al Allen have accomplished so far in its development. CytoDyn has pioneered, a unique monoclonal antibody, Cytolin(R), for the treatment of HIV/ AIDS, and this product has tremendous potential." said Mr. Van Ness.

"CytoDyn will continue to refine and develop a collaborative effort to move our primary, one-of-a-kind drug, Cytolin(R), to the completion of its necessary clinical trials. CytoDyn has reached a point in our business cycle where we need to develop and evaluate all aspects of our business. I am looking forward to interacting and developing investment banking and related PHARMA relationships" comments Mr. Van Ness.

"I welcome this opportunity to work with my colleagues and Board and to lead this Company successfully into the future. We have a lot to do, and I am intensely focused on building shareholder value." said Mr. Van Ness.

"Mr. Van Ness will have my full support, and I am confident that Ken will deliver a new era of growth for our shareholders." said Mr. Allen, Chairman and founder of CytoDyn.

This announcement contains statements that are not historic facts but anticipate future events and circumstances. All such forward-looking statements made by the Company are necessarily estimates based upon current information and projections and involve a number of risks and uncertainties, including but not limited to, the failure of preliminary results from clinical studies to reflect the results from more comprehensive studies, and an inability to enroll a sufficient number of patients or to otherwise complete a study. There can be no assurance that such risks and uncertainties, or other factors, will not affect the accuracy of such forward-looking statements. It is impossible to identify all the factors that could cause actual results to differ materially from those estimated by CytoDyn. They include, but are not limited to, government regulation, managing and maintaining growth, and the effects of adverse publicity, litigation, competition, and other factors that may be identified from time to time in the Company's announcements.

Source: CytoDyn
Contact: Corinne or Stacia (505) 988-5520